Muscle Maker, Inc

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the Effective Date (as defined below), by and between Aimee Infante (“Employee”) and Muscle Maker, Inc, a California corporation (the “Company”). The Employee and the Company are sometimes referred to herein, each individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Company desires to (i) to employ Employee as Chief Marketing Officer of the Company (“Employee”), and the Employee desires to serve in such capacities on behalf of the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Position and Duties.

1.1 During the Initial Employment Term (as defined below), the Employee shall serve as the Chief Marketing Officer of the Company. The Employee shall be responsible for oversight and management of all marketing, brand development and co-op ad funds, advertising, public relations, menu development and franchisee relations as they pertain to the above. In addition, a key component of this position duties will be driving positive same store sales, developing grand opening marketing campaigns, social media marketing programs, creating new menu items, vendor management, managing the creative process and other duties normally associated with the Chief Marketing Officer position. Furthermore, you will assist in creating the materials used for franchise sales. The employee shall also perform all other duties and accept all other responsibilities incident to such position as may be reasonably assigned to them.

1.2 During the Initial Employment Term, Employee shall serve the Company faithfully and to the best of their ability and shall devote substantially all of their business time, attention and efforts to the performance of such duties as may be assigned to them from time to time. Employee shall confer with the Chief Executive Officer and must have written approval prior to any mergers, acquisitions or significant contracts by the company or prior to entering into any new financial agreements on behalf of the company outside of their normal day to day responsibilities. The Employee is allowed to serve on the Board of Directors or as an Advisor, of any non-competing business, while employed by the Company under this agreement.

1.3 Employee expressly represents and warrants to the Company that Employee is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Employee’s ability to fully perform their duties and responsibilities under this Agreement. Employee further expressly represents and warrants that they are eligible to work in the United States and shall take all necessary action to comply with requests for verification of employment eligibility.

1.4 Employee will perform their duties and responsibilities located at the corporate headquarters or elsewhere within reason. Currently, the employee will be working remotely from their home in Pennsylvania.

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1.5 To the extent Employee is asked to serve as an officer, director or manager of the subsidiaries (“Subsidiaries”) of the Company (such as Muscle Maker Development, LLC and Muscle Maker Corp., LLC and Muscle Maker USA, LLC), Employee’s duties to the Subsidiaries shall be deemed to have been included in this Agreement. Employee shall not be entitled to any additional compensation hereunder and shall be covered by all provisions of the Agreement mutatis mutandis.

Section 2. Term. Employee shall be employed by the Company (the “Initial Employment Term”) under this Agreement commencing as of the date signed below (“Effective Date”), and for a period of 24 months, subject to earlier termination or extension as provided herein. This agreement will automatically renew upon the successful completion of an initial public offering. A successful initial public offering is defined as listing the company stock on a national security exchange and raising a minimum of $3,000,000 dollars (three-million).

Section 3. Compensation and Benefits.

3.1 Base Salary. Commencing on the Effective Date, the Company shall pay Employee during the Initial Employment Term an annual base salary of $125,000, less ordinary withholdings (the “Annual Base Salary”). Such Annual Base Salary will be payable less ordinary withholdings in accordance with the normal payroll cycle as presently exists (currently weekly) or may hereafter be adopted by the Company. Furthermore, the Executives annual base salary compensation will be increased to $150,000 upon the successful completion of an initial public offering. The Employee’s annual base salary will be reviewed at the end of each fiscal year after a successful initial public offering and, at the discretion of the Chief Executive Officer and Compensation Committee, can be increased based upon the Company’s financial performance against the established business plan. The annual base salary may not be decreased except with the written consent of the employee.

3.2 Bonuses. As additional compensation and as further consideration for Employee entering into this Agreement for services to be rendered by Employee, the Company may pay Employee annually following the end of each fiscal year after a successful initial public offering, a cash bonus. The total cash bonus will be based on 25% of the employee’s then current base salary and dependent upon the employee successfully meeting specific written criteria to be provided on an annual basis. The bonus will be administered and approved by the compensation committee and Chief Executive Officer and contain both company-wide metrics and individual performance targets.

The Chief Executive Officer or the Employees then current direct supervisor, together with the Compensation Committee of the Company’s Board, will review Employee’s performance and may award Employee performance-based compensation (“Bonus”) in its sole discretion, if deemed warranted. Any such Bonus may be in cash or in securities of the Company, or any combination thereof, and shall be subject to such timing of receipt, vesting and any other conditions (including but not limited to conditions which may extend beyond the termination of this contract) as imposed by the Board at the time of such grant and at the time of adoption of any plan under which such Bonus may be granted, if any. However, there will be no cash bonuses awarded prior to the completion of a successful initial public offering. Any bonus paid prior to a successful initial public offering can only be in the form of securities of the company.

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As an incentive to remain employed with the company through any initial public offering, the employee will receive an additional $10,000 cash bonus upon the successful completion of an initial public offering. The bonus will be payable within 30 days after the initial public offering is completed.

3.3 Equity Awards. Employee shall also receive additional restricted stock units (.0001 par value) as an additional bonus upon the successful completion of an initial public offering on a national security exchange. The amount of restricted stock units awarded is dependent upon the total amount raised through the IPO as follows:

- 5,000 additional restricted stock units upon $3,000,000 (three million) dollars raised or

- 7,500 additional restricted stock units upon $5,000,000 (five million) dollars raised.

Additional stock grants may be approved by the Board of Directors together with the Compensation Committee from time to time.

3.4 Employee Benefits. Effective as of the Effective Date and during the Initial Employment Term, Employee shall be eligible for employee benefits available to regular full-time employees of the Company provided that Employee meets the eligibility requirements for such benefits. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program; and Employee’s participation in any such plan or program shall be subject to the provisions, rules, conditions, exclusions, regulations and plan documents or policies applicable thereto. The Company remains free to change the terms of any benefit plan in its sole discretion with or without notice.

3.5 Vacation. Employee shall be entitled to accrue paid vacation at the rate of two (2) weeks per year through the first year of employment and three (3) weeks per year starting in year two of their employment. Upon separation, all accrued but not yet used vacation days will be paid in one lump sum in a final paycheck. Any vacation days at the end of the calendar year earned but not used are forfeited as per the company policies.

3.6 Holidays/Personal Time Off Days. Employee shall receive an additional five (5) personal time off days and six (6) paid Company holidays (or what the current company policy is regarding Company holidays as per the employee handbook). Any holidays/personal time off days (PTO days) at the end of the calendar year earned but not used are forfeited as per the company policies.

3.7 Reimbursement of Expenses. Employee shall be entitled to reimbursement of reasonable expenses incurred by Employee in the course of Employee’s duties, in accordance with applicable policies and documentation requirements of the Company.

3.8 Relocation. In the event that the Company requires Employee to relocate a relocation package will be provided up to an amount not to exceed twenty-five thousand dollars ($25,000).

3.9 Technology. A laptop or desktop computer will be issued to the Employee for Company use. A reimbursement for actual employee cell phone expenses/usage up to two hundred dollars ($200) per month (or actual employee phone expenses if less than $200) and a home internet connection up to fifty dollars ($50) per month will be granted.

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3.10 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company may withhold from any amounts payable or benefits provided under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

Section 4. Termination.

4.1 Termination by Company for Cause. The Company may terminate Employee’s employment for Cause immediately upon written notice stating the basis for such termination. If Employee is terminated for Cause, they shall be entitled to receive all earned but unpaid compensation, bonuses (not subject to a pro-rate adjustment), and benefits through the date of termination by the Company for Cause. A termination of Employee by the Company for “Cause” occurs if Employee is terminated for any of the following reasons:

(i) Employee’s refusal to comply with a lawful instruction of the Company’s Board of Directors, Chief Executive Officer or their direct supervisor;

(ii) Any act or omission knowingly undertaken or omitted by Employee without a reasonable belief that such action was in the best interests of the Company, its properties, assets or business or its officers, directors or employees, as determined by the Board in its commercially reasonable discretion (including disparagement of the Company);

(iii) Theft, dishonesty or intentional falsification of any employment or Company records;

(iv) Any fraud or embezzlement involving properties, assets or funds of the Company;

(v) A material breach of this Agreement if Employee fails to cure such breach within thirty (30) days after written notice from the Company specifying the action which constitutes the breach and demanding its discontinuance;

(vi) Negligence in performing their duties, which has been brought to Employee’s attention in writing, and which (if curable) has not been cured within thirty (30) days of the notice thereof;

(vii) Intentional and improper disclosure of the Company’s confidential or proprietary information;

(viii) Employee’s conviction (including any plea of guilty or nolo contendere) to any criminal offense which constitutes a felony, or is punishable by more than one year in jail, in the jurisdiction where the conviction or plea occurred; or

(ix) Employee’s commission of an act of discrimination or harassment based on race, sex, national origin, religious, disability, age or other protected classification in the state where the act occurs.

4.2 Termination upon Death or Disability. This Agreement shall automatically terminate upon the death or disability of Employee unless employees’ death occurs while on Company business in which event the employees’ estate will receive all compensation and benefits through the date of death or disability. For purposes of this Agreement, the term “disability” shall mean the inability of Employee to perform with or without reasonable accommodation, the essential functions of their job duties due to physical or mental disablement which continues for a period of ninety (90) consecutive days during any six (6) month period, as determined by an independent qualified physician mutually acceptable to Employee and the Company. Notwithstanding the foregoing, nothing in this Agreement shall alleviate any legal responsibility of the Company to provide reasonable accommodations to Employee as may be required by applicable law.

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4.3 Termination by Employee with Good Reason or by Company without Cause. This Employment Agreement and Employee’s employment with the Company may be terminated by the Employee for good reason (“Good Reason”), or by the Company without cause (“Without Cause”), upon providing thirty (30) days prior written notice to the Company (which notice describes such good reason with reasonable detail) or Employee, respectively.

In the event the company terminates the Employees employment without cause, other than due to disability or death without cause, or the Employee terminates their employment for Good Reason, the Employee shall be entitled to receive, upon signing and in accordance of the terms of the Separation and General Release Agreement (attached as exhibit 1), the following separation benefits:

(i)	Base salary, at the rate in effect of the date of termination of the Employee’s employment, for a period of 6 months (26 weeks);

(ii)	Any accrued bonuses to which the Employee is entitled under the terms of the then applicable bonus plans, payable on the companies normal bonus payroll dates in effect at the time of termination;

(iii)	Any vacation or paid time off (PTO days) earned, accrued or owing under the terms of this agreement, but not yet paid;

(iv)	Continued participation, if participating at the date of termination, in the companies then current health/dental plan as permitted by their terms until the earlier of:

a.	The date which is 6 months (26 weeks) following the date of employees termination occurs; or

b.	The date, or dates, they receive an equivalent coverage and benefits under the plans and programs of the subsequent employer (such coverages and benefits to be determined on a coverage by coverage, or benefit by benefit, basis); For clarity purposes, the Company will continue to pay its portion of all benefit plans including, but not limited to, the company portion/share of all health and dental premiums as per the then in effect health insurance plans, provided that

i.	If the executive is precluded from continuing their participation in any employee health/dental benefit plan or program as provided in this clause, they shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which they are unable to participate for the period specified in this clause, and

ii.	The economic equivalent of any benefit forgone shall be deemed to be the lowest cost that would be incurred by the Employee in obtaining such benefit themselves on an individual basis;

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“Good Reason” shall mean the occurrence of any one or more of the following events provided Employee has notified the Company in writing of the occurrence of such event and the event has continued uncured for thirty (30) days after the Company’s receipt of such notice, unless Employee specifically agrees in writing that such event shall not be Good Reason:

(i)	Any material breach of this Employment Agreement by the Company; or

(ii)	the failure of the Company to assign this Employment Agreement to a successor to the Company or the failure of a successor to explicitly assume and agree to be bound by this Employment Agreement or a similar Employment Agreement;

4.4 Termination by Employee Without Cause. Employee may terminate this Employment Agreement and their employment with the Company Without Cause upon providing thirty (30) days prior written notice to the Company, subject to the non-compete, confidentiality and non-solicitation restrictions as defined in this agreement. The Company shall pay Employee all earned but unpaid compensation, bonuses (not subject to a pro-rate adjustment), and benefits through the date of termination Without Cause by Employee. The Company shall have no further obligation to pay compensation or benefits to Employee for the remainder of the balance of the Initial Employment Term. In the event the employee terminates this agreement without cause, they agree to surrender all equity awards not yet vested as of the separation date.

4.5 Return of Property. Employee agrees, upon the termination of their employment with the Company, to return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its affiliates, and any and all business dealings of said persons and entities. In addition, Employee shall return to the Company all property or equipment that Employee has been issued during the course of their employment or which they otherwise currently possesses, including, but not limited to, any computers, cellular phones, and/or similar items. Employee shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Employee’s possession. Employee acknowledges that Employee is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company and/or its affiliates. Employee further agrees that they will immediately forward to the Company any business information regarding the Company and/or any of its affiliates that has been or is inadvertently directed to Employee following Employee’s last day of employment with the Company. The provisions of this Section are in addition to any other written agreements on this subject that Employee may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

Section 5. Miscellaneous Provisions.

5.1 Confidentiality. At all times Employee both during and after employment will regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Company, including but not limited to financial data, strategic business plans, product development, marketing plans, contract terms, legal notices, customer lists, vendor lists, recipes, investor information and other non-public proprietary information.

5.1a Indemnification. The company agrees to indemnify the executive to the fullest extent permitted by law consistent with the company’s bylaws in effect as of the date hereof with respect to any acts or non-action they may have committed during the period during which they were an officer, director and/or employee of the company or any subsidiary thereof, or of any other entity of which they served as an officer, director or employee at the request of the company.

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5.2 Non-Solicitation. For a period commencing on the date of Employment with the Company and ending on the one year anniversary of the last day payment is received from the Company, without prior written consent of the Company, Employee shall not, directly or indirectly, as a principal, employee, manager, agent, consultant, or other similar role solicit or hire any current employees of the Company and/or its affiliates.

5.2(a) Non-Compete. Employee agrees that, during the non-compete period as defined in this agreement, employee shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent out of or consultant for any competing business with any business of company, without the written consent of company; provided, however, that this provision shall not prevent employee from investing as less than a 1% stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

A competing business is defined as any health focused restaurant chain such as Freshii, True-food kitchen, First Watch or Snap Kitchen and similar concepts but excludes traditional QSR, limited service, full service, fast casual and other restaurant segments.

The non-compete period shall cover the entire initial employment term (24 months from the effective date in this agreement) as defined in this agreement in addition to any subsequent automatic renewal periods and during any payment periods associated with a termination without cause by the company.

5.3 Assignment by Employee. This Agreement may not be assigned by Employee in whole or in part; provided, however, if Employee should die or become disabled while any amount is owed but unpaid to them hereunder, all such amounts, unless otherwise provided herein, shall be paid to their devisees, legatees, legal guardian or other designees.

5.4 Assignment by Employer. Employee hereby acknowledges and agrees that the Company may, in its sole discretion assign this Agreement to a comparable affiliate, successor, assign (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the assets or business of the Company). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective spouses, heirs and personal and legal representatives. Any such successor or assign of the Company shall be included in the term “Company” as used in this Agreement

5.5 Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed as follows:

If to the Company, to:

308 E. Renfro Street,

Suite 101

Burleson, Texas 76028

Attention: Chairman of the Board

If to Employee:

_______________________________________________

_______________________________________________

_______________________________________________

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

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5.6 Entire Agreement. This Agreement represents the entire agreement between Employee and the Company and its affiliates with respect to Employee’s employment, and supersedes all prior discussions, negotiations, and agreements, written or oral.

5.7 Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

5.8 Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

5.9 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Texas.

5.10 Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

5.11 Employee Counsel. Employee acknowledges that they have had the opportunity to review this Agreement and the transactions contemplated hereby with their own legal counsel.

5.12 Authority. The company represents and warrants that is fully authorized and empowered to enter into this agreement and that the performance of its obligations under this agreement will not violate any agreement between the company and any other person, firm or organization.

IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement effective as of the date first set forth above.

Effective Date: May 6, 2019

COMPANY:	Muscle Maker, Inc

	By:	/s/ Michael Roper
Michael Roper, its Chief Executive Officer
Muscle Maker, Inc

EMPLOYEE:

	By:	/s/ Aimee Infante
Aimee Infante, Employee

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